CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 21, 2006

(February 10, 2006)

Date of Report

(Date of Earliest Event Reported)

ONLINE PROCESSING, INC.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 East Interstate 30, Suite 100

Rockwall, TX 75087

(Address of principal executive offices (zip code))

(972) 771-3863

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events

Item 8.01: Other Events

On February 15, 2006 we filed an 8-K/A to disclose that the 3-for-5 reverse split of our common stock, as a closing condition to the Share Exchange Agreement with Diguang International Holdings Limited, will be effective as of February 22, 2006 and that in conjunction therewith, we will receive a new OTC:BB trading symbol.  We are filing this amendment to disclose the new symbol, which is “ONLP” and that such symbol will be effective at the open of business on February 22, 2006.  Pursuant to the stock split, we have 6,910,940 shares of common stock issued and outstanding.

The closing of the share exchange with Diguang remains contingent upon the satisfaction of a number of material conditions, particularly the placement of 2,400,000 shares of our common stock through a private placement offering at a per share price of $5.00, generating gross proceeds of $12,000,000; Terri Wonderly, our CEO, returning to us for cancellation 4,967,940 of our common stock that she owns; and various other customary closing conditions.  Accordingly, the closing of the Share Exchange has not yet occurred.  If the conditions to be satisfied are not fully met in a timely fashion, the Share Exchange may not occur.

Diguang has agreed to waive the closing condition that we convert to a British Virgin Islands business company and therefore, we will remain a Nevada corporation.  However, pursuant to the Share Exchange Agreement we will change our name to Diguang International Development Co., Ltd.  The name change will occur upon the closing of the share exchange.

The foregoing information has been disclosed herein as it is a material condition to the closing of the Share Exchange Agreement and should not be construed as an offer to sell or solicitation of an offer to buy our securities.  The securities to be sold in the private placement will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Online Processing, Inc.

By: /s/ Terri Wonderly Terri Wonderly Chief Executive Officer

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